EXHIBIT 21

LIST OF SUBSIDIARIES

We have the following subsidiaries:

Subsidiary Name	Jurisdiction of Incorporation	Ownership Percentage

Limco-Airepair, Inc.	Oklahoma	100%

Piedmont Aviation Components Services, LLC	North Carolina	100%